Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

MGT Capital Investments, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-217663) of MGT Capital Investments, Inc., and subsidiaries (collectively, the “Company”) of our report dated March 30, 2020, relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019. Our report on the consolidated financial statements includes an explanatory paragraph expressing substantial doubt regarding MGT Capital Investments, Inc.’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY
March 30, 2020